Exhibit 99.1

CONSOL Energy Reports Net Income of $167 million,
or $0.73 Per Diluted Share;
CONSOL Energy Reports Sales Revenue of $1.4 billion;
CONSOL Energy Increases Regular Quarterly Dividend by 25%;
10-Well Hutchinson Pad Producing at 56 MMcf Per Day

PITTSBURGH (    October 27, 2011) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported GAAP net income for the quarter ended September 30, 2011 of $167 million, or $0.73 per diluted share, compared to $75 million, or $0.33 per diluted share from the year-earlier quarter. This was the highest GAAP net income in any third quarter in the company's history, except for 2005, when the company recorded a $327 million gain from the sale of CNX Gas stock.

By the end of the quarter, with the cash proceeds from the closing of the Noble Energy and Antero transactions in September, the company had no borrowings on its revolving credit facilities or its accounts receivable securitization. CONSOL Energy's Board of Directors decided to increase the regular annual dividend by 25%, or $0.10 per share, to $0.50 per share, effective immediately. The Board declared the regular quarterly dividend of $0.125 per share, payable on November 25, to shareholders of record on November 11, 2011.

Total company revenue of $1.4 billion was the highest ever achieved for the third quarter. Most of the increase came from much higher average realized prices from the company's low-vol coal sales, where realized prices were $209 per short ton, FOB mine. This equates to an FOB Terminal price of approximately $284 per metric tonne. The company also received higher prices for sales of high-vol and thermal coal. Coal margins, across all of the company's sales, expanded to $20.38 per ton, which was an increase of $6.55 per ton from the year-earlier quarter. Expanding coal margins drove an increase in adjusted EBITDA1 and Cash Flow from Operations. Adjusted EBITDA in the quarter ended September 30, 2011 was $441 million. Cash flow from operations was $457 million while capital expenditures were $412 million.

“We met our expectations on coal production,” commented J. Brett Harvey, chairman and chief executive officer, "and our sales team raised its outlook on exports to a range of 10.0 - 10.5 million tons in 2011. In gas, we had a success in the Marcellus Shale at the 10-well Hutchinson pad in Westmoreland County, Pa which is now flowing at a combined rate of 56 MMcf per day into sales."

"Strategically," continued Mr. Harvey, "we accomplished our goal of monetizing a significant portion of our shale resources with two outstanding partners: Noble Energy and Hess Corporation. These transactions, along with the sale of an overriding royalty interest to Antero, are expected to bring to CONSOL Energy aggregate proceeds, plus the carry, of over $4 billion. We are focusing on working with our partners to maximize the value of these transactions for our shareholders."

The Marcellus Shale joint venture with Noble Energy closed on September 30, and therefore was included in third quarter results. The Utica Shale joint venture with Hess Corporation closed on October 21, and will be reported in fourth quarter results.

In the quarter ended September 30, 2011, GAAP net income of $167 million was affected by four discrete items:

•	a $15 million improvement from prior-year federal tax settlements.

•	a $6 million (after-tax) improvement due to a gain from the sale of certain rights-of-way.

•	an $11 million (after-tax) impairment, due to the Noble Energy and Antero transactions and their associated fees.

•	a $9 million (after-tax) impairment from charges associated with bondholder consent fees.

1The term "adjusted EBITDA" is a non-GAAP financial measures, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

For the second consecutive quarter, CONSOL's coal division has generated more cash from its met business than from its thermal business. This demonstrates our significant presence in the growing metallurgical markets.

Despite 13% higher gas volumes, the company experienced reduced profitability within the Gas Division when compared with the quarter ended September 30, 2010. Unit gas margins fell, primarily due to an $0.80 decrease in realized gas prices. Unit gas costs declined, due in large part to higher proved reserves, which lowered unit DD&A. CONSOL expects overall unit costs to continue to decline over time as the company increases its emphasis on low cost Marcellus Shale drilling, where the company has been drilling longer laterals on multi-well pads.

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010	2011	2010
Sales - Company Produced (millions of tons)	1.5	1.3	1.0	0.4	12.4	13.9
Coal Production (millions of tons)	1.4	1.3	1.0	0.4	12.3	13.0
Average Realized Price Per Ton - Company Produced	$208.51	$165.61	$83.76	$71.16	$59.97	$53.55
Operating Costs Per Ton	$53.41	$47.81	$45.37	$32.60	$38.64	$37.24
Non-Operating Charges Per Ton	$12.56	$8.95	$9.56	$4.24	$7.96	$6.57
DD&A Per Ton	$6.73	$4.67	$7.15	$4.46	$6.19	$5.33
Total Cost Per Ton - Company Produced	$72.70	$61.43	$62.08	$41.30	$52.79	$49.14
Average Margin Per Ton, before DD&A	$142.54	$108.85	$28.83	$34.32	$13.37	$9.74
Cash Flow before Cap. Ex and DD&A	$214	$142	$29	$14	$166	$135
Ending Inventory (MM tons)	0.1	0.1	N/A	N/A	1.6	2.1
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.
Total costs per ton, across all of CONSOL Energy's coal production in the quarter ended September 30, 2011 were $55.33, up $5.30, or 11%, from $50.03 in the quarter ended September 30, 2010. Of this increase, $0.59 was directly related to the company receiving higher realizations. Other costs directly related to operations were up $1.87 per ton, as the company continued to invest in projects that improve the safety and efficiency of its mines. DD&A was higher by $1.04 per ton to reflect depreciating an expanded coal capital base. Costs in the quarter were impacted by a roof fall at McElroy Mine, and higher-than-expected production costs in Central Appalachia.
Coal production in the quarter consisted of 1.4 million tons of low-vol, 1.0 million tons of high-vol, and 12.3 million tons of thermal, for a total of 14.7 million tons.
Of the thermal coal production, 11.1 million tons were from Northern Appalachia and 1.2 million tons were from Central Appalachia.
During the third quarter, thermal coal inventory was unchanged at 1.6 million tons, when compared to the quarter ended June 30, 2011.

Coal Marketing Update:

Low-Vol: High demand continues for CONSOL's Buchanan low-vol coal and supply remains constrained by global weather and labor issues. In 2012, excluding legacy contracts for 221,000 tons, CONSOL has already sold 0.9 million tons of Buchanan coal priced at $213 per short ton, FOB mine.

High-Vol: High-vol continues to benefit from increased market penetration into Asia as well as sales into new markets for testing purposes. As a result of a prior test, CONSOL has signed a new sales order with a U.S. customer for 700,000 tons in 2012, at prices within expectations. Two additional tests with European steel makers continues. Demand for CONSOL's high-vol coal will continue to be dependent on our ability to increase market penetration. CONSOL has 3.7 million tons unpriced for 2012.

U.S. Thermal: CONSOL's thermal coal continues to be sold out for 2011. During the third quarter CONSOL priced 17 million tons of thermal coal for 2012 at an average price of $64.10, which raised our average realized price for 2012 to $62.37 per ton. CONSOL is already approximately 84% percent sold out of this category for 2012. If tightening regulations are deferred allowing older coal fired plants to continue running, generators may be in need of additional coal supplies. Current customer inventories in our sales area are very low.

European Thermal: Export Thermal Demand continues to grow with an additional 250,000 tons sold in the quarter for 2012 deliveries to European utility customers at prices higher than domestic thermal sales and nearly equal to our high-vol sales. We expect total export thermal sales for 2011 to be 2.3 million tons.

Gas Division Results:

The Gas Division has drilled 58 Marcellus Shale wells and expects to drill a total of 80-85 wells during the year.

As an update to the operations release of October 14, the 10-well Hutchinson pad targeting the Marcellus Shale in Westmoreland County, Pa. is producing at a combined rate of 56 MMcf per day.

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	September 30, 2011	September 30, 2010
Total Revenue and Other Income ($ MM)	$203.6	$227.8
Net Income	$2.9	$21.3
Net Cash from Operating Activities ($ MM)	$130.9	$94.3
Total Period Production (Bcf)	40.4	35.8
Average Daily Production (MMcf)	439.6	388.6
Capital Expenditures ($ MM)	$215.8	$103.7
Production results are net of royalties.

Coalbed Methane (CBM): Total production was 23.3 Bcf, an increase of 1.3% from the 23.0 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 8.7 Bcf, an increase of 163.6% from the 3.3 Bcf produced in the year-earlier quarter. The increase is attributable to increased drilling and longer laterals.

Conventional: Total production was 7.8 Bcf, a decrease of 14.3% from the 9.1 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	September 30, 2011	September 30, 2010
Average Sales Price	$4.92	$5.72
Costs - Production
Lifting	$0.80	$0.66
Production Taxes	$0.11	$0.12
DD&A	$1.21	$1.43
Total Production Costs	$2.12	$2.21

Costs - Gathering
Operating Costs	$0.63	$0.72
Transportation	$0.26	$0.22
DD&A	$0.22	$0.22
Total Gathering Costs	$1.11	$1.16

Costs - Administration	$0.70	$0.71

Total Costs	$3.93	$4.08

Margin	$0.99	$1.64
Note: Costs − Administration excludes incentive compensation and other corporate expenses.

CONSOL Energy 2011 Production Guidance

CONSOL Energy expects its net gas production to be between 150 - 152 Bcf for the year. Fourth quarter gas production, net to CONSOL, is expected to be approximately 36 - 38 Bcf.

Total hedged gas production in the 2011 fourth quarter is 23.9 Bcf, at an average price of $5.18 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2011	2012	2013
Total Yearly Production (Bcf)	150-152	N/A	N/A
Volumes Hedged (Bcf),as of 10/17/11	84.0	76.9	43.7
Average Hedge Price ($/Mcf)	$5.21	$5.25	$5.20

COAL DIVISION GUIDANCE

	4Q 2011	2011	2012	2013
Estimated Coal Sales (millions of tons)	14.7-15.3	62.0-62.6	59.5-61.5	60.5-62.5
Est. Low-Vol Met Sales	1.0-1.2	5.3-5.5	4.5-5.0	4.5-5.0
Tonnage: Firm	0.7	5.0	1.1	0.2
Tonnage: Open	0.3 - 0.5	0.3 - 0.5	3.4-3.9	4.3-4.8
Avg. Price: Sold (Firm)	$199.72	$192.92	$185.48	$91.74
Price: Estimated (For open tonnage)	$210-$220	$210-$220	$180-$190	N/A
Est. High-Vol Met Sales	1.5	5.1	5.0	5.0
Tonnage: Firm	1.2	4.8	1.2	0.2
Tonnage: Open	0.3	0.3	3.8	4.8
Avg. Price: Sold (Firm)	$75.01	$79.40	$81.96	$90.20
Price: Estimated (For open tonnage)	$74-$80	$74-$80	$70-$75	N/A
Est. Thermal Sales	approx. 12.4	approx. 52	approx. 50.5	approx. 51
Tonnage: Firm	12.4	52.0	41.9	21.3
Tonnage: Open	0	0	N/A	N/A
Avg. Price: Sold (Firm)	$58.47	$58.77	$62.37	$61.87
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Note: N/A means not available or not forecast. In the thermal sales category, the open tonnage includes 4.7 million collared tons in 2013, with a ceiling of $59.78 per ton and a floor of $51.63 per ton. Total estimated coal sales for 2012 and 2013 include 0.4 and
0.6 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns. None of the Amo-
nate tons has yet been sold.

Liquidity
Total company liquidity as of September 30, 2011 was $2.8 billion. This liquidity does not include the proceeds from the Hess Corporation transaction that closed on October 21, 2011.
As of September 30, 2011, CONSOL Energy had $1.5 billion in total liquidity, which is comprised of $63.8 million of cash, $200 million available under the accounts receivable securitization facility, and $1,234.8 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $265.2 million.
As of September 30, 2011, CNX Gas Corporation had $1,338.5 million in total liquidity, which is comprised of $408.7 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings thereunder, and outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.4 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.7 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measure

Definition: Adjusted EBIT is defined as Adjusted Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although Adjusted EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate Adjusted EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted EBIT, EBITDA and adjusted earnings to financial net income attributable to CONSOL Energy Shareholders is as follows:

	Three Months Ended
	September 30,
	2011	2010
Net Income Attributable to CONSOL Energy Shareholders	$167,329	$75,383
Add Adjustments:
Noble Transaction	58,042	—
Antero Transaction	(41,208)	—
Bond Amendment Fees	14,907	—
Pipeline Right-of-Ways Issuance	(10,000)	—
Transaction and Financing Fees	—	337
Pre-tax Fola Reclamation (non-cash)	—	27,671
Legal Accruals/Settlements	—	13,602
Total Pre-tax Adjustments	21,741	41,610

Add: Interest Expense	58,884	66,430
Less: Interest Income	(180)	(431)
Add: Asset Abandonment - Mine 84	338	—
Add: Income Taxes	33,093	15,757

Adjusted Earnings Before Interest & Taxes (Adjusted EBIT)	281,205	198,749

Add: Depreciation, Depletion & Amortization	159,750	161,429
Add: Mine 84 Development Abandonment	—	(13,602)

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)	$440,955	$346,576

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2010 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Brandon Elliott at (724) 485-4526; Dan Zajdel at (724) 485-4169
Media: Lynn Seay at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Unaudited)
(Dollars in millions)

	Three Months Ended September 30, 2011
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$1,122	$14	$1,136	$200	$88	$1,424
Gas Royalty Interest	—	—	—	17	—	17
Freight Revenue	60	—	60	—	—	60
Other Income	5	24	29	(14)	6	21
Total Revenue and Other Income	1,187	38	1,225	203	94	1,522

Cost of Goods Sold	630	48	678	91	111	880
Transaction and Financing Fees	—	—	—	—	15	15
Gas Royalty Interests' Costs	—	—	—	16	—	16
Freight Expense	60	—	60	—	—	60
Selling, General & Admin.	29	18	47	28	(29)	46
DD&A	91	6	97	58	5	160
Abandonment of Long-Lived Assets	—	—	—	—	—	—
Interest Expense	—	—	—	2	57	59
Taxes Other Than Income	68	7	75	8	3	86
Total Costs	878	79	957	203	162	1,322

Earnings Before Income Taxes	$309	$(41)	$268	$—	$(68)	$200

Income Tax						$33

Net Income						$167

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales—Outside	$1,421,689	$1,260,499	$4,293,167	$3,650,129
Sales—Gas Royalty Interests	17,083	18,131	52,191	46,621
Sales—Purchased Gas	1,155	3,524	3,297	8,280
Freight—Outside	59,871	37,269	156,311	96,544
Other Income	21,931	29,870	70,068	77,126
Total Revenue and Other Income	1,521,729	1,349,293	4,575,034	3,878,700
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	879,268	850,819	2,620,376	2,436,452
Transaction and Financing Fees	14,907	337	14,907	64,415
Loss on Debt Extinguishment	—	—	16,090	—
Gas Royalty Interests Costs	15,409	16,408	46,582	40,133
Purchased Gas Costs	398	3,333	2,850	6,980
Freight Expense	59,871	37,269	156,122	96,544
Selling, General and Administrative Expenses	46,692	38,722	130,311	107,897
Depreciation, Depletion and Amortization	159,750	161,429	466,612	413,379
Abandonment of Long-Lived Assets	338	—	115,817	—
Interest Expense	58,884	66,430	189,963	139,613
Taxes Other Than Income	85,790	83,406	265,121	243,831
Total Costs	1,321,307	1,258,153	4,024,751	3,549,244
Earnings Before Income Taxes	200,422	91,140	550,283	329,456
Income Taxes	33,093	15,757	113,421	75,291
Net Income	167,329	75,383	436,862	254,165
Less: Net Income Attributable to Noncontrolling Interest	—	—	—	(11,845)
Net Income Attributable to CONSOL Energy Inc. Shareholders	$167,329	$75,383	$436,862	$242,320
Earnings Per Share:
Basic	$0.74	$0.33	$1.93	$1.15
Dilutive	$0.73	$0.33	$1.91	$1.13
Weighted Average Number of Common Shares Outstanding:
Basic	226,744.011	225,781.539	226,582.226	211,235.893
Dilutive	229,163.537	228,092.299	229,002.863	213,638.176
Dividends Paid Per Share	$0.10	$0.10	$0.30	$0.30

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$472,523	$32,794
Accounts and Notes Receivable:
Trade	503,076	252,530
Other Receivables	331,614	21,589
Accounts Receivable—Securitized	—	200,000
Inventories	241,691	258,538
Deferred Income Taxes	157,247	174,171
Recoverable Income Taxes	11,504	32,528
Prepaid Expenses	184,263	142,856
Total Current Assets	1,901,918	1,115,006
Property, Plant and Equipment:
Property, Plant and Equipment	13,837,263	14,951,358
Less—Accumulated Depreciation, Depletion and Amortization	4,766,163	4,822,107
Total Property, Plant and Equipment—Net	9,071,100	10,129,251
Other Assets:
Deferred Income Taxes	458,858	484,846
Restricted Cash	20,291	20,291
Investment in Affiliates	175,818	93,509
Other	535,063	227,707
Total Other Assets	1,190,030	826,353
TOTAL ASSETS	$12,163,048	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	September 30, 2011	December 31, 2010
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$448,667	$354,011
Short-Term Notes Payable	—	284,000
Current Portion of Long-Term Debt	20,306	24,783
Borrowings Under Securitization Facility	—	200,000
Other Accrued Liabilities	833,939	801,991
Total Current Liabilities	1,302,912	1,664,785
Long-Term Debt:
Long-Term Debt	3,123,434	3,128,736
Capital Lease Obligations	55,298	57,402
Total Long-Term Debt	3,178,732	3,186,138
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	3,094,164	3,077,390
Pneumoconiosis Benefits	177,162	173,616
Mine Closing	401,049	393,754
Gas Well Closing	118,525	130,978
Workers’ Compensation	149,827	148,314
Salary Retirement	114,543	161,173
Reclamation	39,513	53,839
Other	159,878	144,610
Total Deferred Credits and Other Liabilities	4,254,661	4,283,674
TOTAL LIABILITIES	8,736,305	9,134,597
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 226,781,351 Outstanding at September 30, 2011; 227,289,426 Issued and 226,162,133 Outstanding at December 31, 2010	2,273	2,273
Capital in Excess of Par Value	2,219,783	2,178,604
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,025,794	1,680,597
Accumulated Other Comprehensive Loss	(800,896)	(874,338)
Common Stock in Treasury, at Cost—508,075 Shares at September 30, 2011 and 1,127,293 Shares at December 31, 2010	(20,211)	(42,659)
Total CONSOL Energy Inc. Stockholders’ Equity	3,426,743	2,944,477
Noncontrolling Interest	—	(8,464)
TOTAL EQUITY	3,426,743	2,936,013
TOTAL LIABILITIES AND EQUITY	$12,163,048	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013
(Unaudited)
Net Income	—	—	436,862	—	—	436,862	—	436,862
Treasury Rate Lock (Net of $59 Tax)	—	—	—	(96)	—	(96)	—	(96)
Gas Cash Flow Hedge (Net of $22,767 Tax)	—	—	—	35,702	—	35,702	—	35,702
Actuarially Determined Long-Term Liability Adjustments (Net of $23,547 Tax)	—	—	—	37,836	—	37,836	—	37,836
Comprehensive Income	—	—	436,862	73,442	—	510,304	—	510,304
Issuance of Treasury Stock	—	—	(23,693)	—	22,448	(1,245)	—	(1,245)
Tax Benefit From Stock-Based Compensation	—	4,096	—	—	—	4,096	—	4,096
Amortization of Stock-Based Compensation Awards	—	37,083	—	—	—	37,083	—	37,083
Net Change in Noncontrolling Interest	—	—	—	—	—	—	8,464	8,464
Dividends ($0.30 per share)	—	—	(67,972)	—	—	(67,972)	—	(67,972)
Balance at September 30, 2011	$2,273	$2,219,783	$2,025,794	$(800,896)	$(20,211)	$3,426,743	$—	$3,426,743

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating Activities:
Net Income	167,329	75,383	$436,862	$254,165
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	159,750	161,429	466,612	413,379
Abandonment of Long-Lived Assets	338	—	115,817	—
Stock-Based Compensation	11,508	13,531	37,083	33,580
Loss (Gain) on Sale of Assets	15,132	(7,609)	9,993	(8,475)
Loss on Debt Extinguishment	—	—	16,090	—
Amortization of Mineral Leases	571	(91)	4,149	3,890
Deferred Income Taxes	(7,472)	(4,368)	120	3,372
Equity in Earnings of Affiliates	(8,677)	(6,903)	(19,989)	(15,595)
Changes in Operating Assets:
Accounts and Notes Receivable	885	10,137	(50,212)	(66,840)
Inventories	17,972	31,519	16,264	45,126
Prepaid Expenses	(24,290)	(30,928)	(611)	(26,216)
Changes in Other Assets	1,139	4,289	16,446	23,764
Changes in Operating Liabilities:
Accounts Payable	77,136	37,759	98,320	63,168
Other Operating Liabilities	43,198	44,728	66,589	109,371
Changes in Other Liabilities	(175)	32,059	29,432	14,051
Other	2,577	12,153	9,439	32,190
Net Cash Provided by Operating Activities	456,921	373,088	1,252,404	878,930
Investing Activities:
Capital Expenditures	(412,022)	(244,283)	(997,463)	(821,908)
Acquisition of Dominion Exploration and Production Business	—	1,466	—	(3,474,199)
Purchase of CNX Gas Noncontrolling Interest	—	—	—	(991,034)
Proceeds from Sales of Assets	687,811	22,457	695,291	24,944
Distributions from Equity Affiliates	66,990	1,766	70,860	6,867
Net Cash Provided by (Used in) Investing Activities	342,779	(218,594)	(231,312)	(5,255,330)
Financing Activities:
Payments on Short-Term Borrowings	(260,750)	(144,650)	(284,000)	(258,950)
Payments on Miscellaneous Borrowings	(2,215)	(2,974)	(9,320)	(8,564)
(Payments on) Proceeds from Securitization Facility	(70,000)	—	(200,000)	150,000
Payments on Long-Term Notes, including Redemption Premium	—	—	(265,785)	—
Proceeds from Issuance of Long-Term Notes	—	—	250,000	2,750,000
Tax Benefit from Stock-Based Compensation	853	212	5,034	9,926
Dividends Paid	(22,679)	(22,582)	(67,972)	(63,276)
Proceeds from Issuance of Common Stock	—	—	—	1,828,862
Issuance of Treasury Stock	1,207	426	6,219	2,601
Debt Issuance and Financing Fees	(112)	(3,657)	(15,539)	(84,224)
Net Cash (Used in) Provided by Financing Activities	(353,696)	(173,225)	(581,363)	4,326,375
Net Increase (Decrease) in Cash and Cash Equivalents	446,004	(18,731)	439,729	(50,025)
Cash and Cash Equivalents at Beginning of Period	26,519	34,313	32,794	65,607
Cash and Cash Equivalents at End of Period	$472,523	$15,582	$472,523	$15,582